True Leaf Launches Cannabis Operations at Lumby Facility

April 7, 2021 - Vernon, B.C. - True Leaf Brands Inc. ("True Leaf" or the "Company") (CSE: MJ) (OTC Pink: TRLFF) (FSE: TLAA) today announced the launch of cannabis operations at its True Leaf Campus facility located in Lumby, British Columbia.

The first plants arrived at True Leaf Campus this week, marking the beginning of the Company's planned in-house grow and production operations. The Company recently closed a $1.5 million oversubscribed private placement and received the required Canada Revenue Agency cannabis license to begin this first phase of operations. Committed to quality, True Leaf's first crop will be from a craft cannabis lineage selected for its high THC and terpene content on-trend with today's retail market. The first batch will be harvested in June.

"Earlier this year, True Leaf recruited an experienced team of cannabis professionals and completed an initial capital raise. This strong momentum continues to build as we execute on our strategic plan," said True Leaf CEO Darcy Bomford. "In addition to in-house production, True Leaf plans to partner with regional micro-cultivators to ensure that craft cannabis growers have a better path to market. The next phase of our plan is the rollout of seed-to-shelf services micro-cultivators need but can't necessarily provide on their own."

Ongoing improvements

To prepare for phase two operations, True Leaf has started building modifications for an upper floor grow area that will duplicate the size and output of a typical micro-cultivator operation. This future cultivation area will serve as a showcase for the latest quality-focused growing techniques and increase the Company's capacity by 600 kilograms of dry flower per year.

National sales and marketing partnership

True Leaf has also announced a new agreement with Velvet Management, a leading cannabis sales agency, to market and distribute the Company's craft-focused cannabis products across Canada. "Focusing on small-batch craft supply is a perfect strategy that feeds into consumer demand and our distribution model," said Vianney Aubrecht, President of Velvet Management. The agreement provides True Leaf with access to more than 40 sales representatives, 1,700 retail stores, and every provincial cannabis distribution board nationwide.

About the Company

True Leaf is a Licensed Producer of cannabis preparing to launch a program to provide seed-to-shelf solutions for micro-cultivators. The program will operate from the Company's 40-acre True Leaf Campus property in Lumby, B.C., Canada, and will provide a full suite of in-house production, processing, and packaging services to the burgeoning craft cannabis community.

To learn more, visit our website at www.trueleafbrands.com.

Investor Contact:

Darcy Bomford
Chief Executive Officer
Darcy@trueleafbrands.com
250.275.6063

Media Inquiries: media@trueleafbrands.com

Cautionary and Forward-Looking Statements

Certain information in this news release may contain forward-looking statements that involve substantial known and unknown risks and uncertainties. Generally, forward-looking information can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking information is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of True Leaf to be materially different from those expressed or implied by such forward-looking information, including but not limited to: general business, economic, competitive, geopolitical and social uncertainties; regulatory risks; and other risks related to the cannabis industry. Forward-looking statements in this press release are expressly qualified by this cautionary statement. The forward-looking statements in this press release are made as of the date of this press release, and the Company undertakes no obligations to update publicly or to revise any of the included forward-looking statements, whether because of new information, future events or otherwise, except as expressly required by applicable securities law. This press release shall not constitute an offer to sell, nor the solicitation of an offer to buy, any securities in the United States, nor shall there be any sale of securities mentioned in this press release in any state in the United States in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Not for distribution to U.S. Newswire Services or for dissemination in the United States. Any failure to comply with this restriction may constitute a violation of U.S. Securities laws.